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                                                                    EXHIBIT 99.1

                               PURCHASE AGREEMENT


THIS PURCHASE AGREEMENT ("Agreement") is made as of the 27th day of November, 2002 by and among TRINITY BIOTECH PLC, a corporation organized under the laws of the Republic of Ireland (the "Company"), and the Purchasers set forth on the signature page affixed hereto (each a "Purchaser" and collectively the "Purchasers").

                                    Recitals

     A. The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D"), as promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended;

     B. The Purchasers wish to purchase, and the Company wishes to sell and issue to the Purchasers, upon the terms and subject to the conditions stated in this Agreement (i) an aggregate of up to $3.5 million in principal amount of the Company's Convertible Notes in the form attached hereto as Exhibit A (the "Notes"), which Notes shall be convertible into Class "A" Ordinary Shares, nominal value IR(pound)0.01 per share, of the Company ( the "Common Stock"), which are represented by one American Depository Receipt ("ADR") for each share of Common Stock, in accordance with the terms of the Notes, and (ii) 5-year warrants ("Warrants") to purchase an aggregate of up to 50,000 shares of Common Stock, represented by one ADR per share of Common Stock, in the form attached hereto as Exhibit B, in each case as are set forth on the signature page attached hereto and executed by each such Purchaser for an aggregate purchase price of up to $3.5 million; and

     C. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws;

     In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings here set forth:

          1.1 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.

          1.2 "Agreements" means this Agreement, the Registration Rights Agreement, the Mortgage, the Subsidiary Guaranty, the Notes and the Warrants.

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          1.3 The "Company" shall refer to the Company (as defined in the first paragraph hereof) together with the German Subsidiary and all the Company's other subsidiaries wherever applicable (including without limitation with respect to all representations of the Company unless the context otherwise requires).

          1.4 "Closing" means the consummation of the transactions contemplated by this Agreement, and "Closing Date" means the date of such Closing.

          1.5 "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          1.6 "German Subsidiary" means Trinity Biotech GmbH, a corporation organized under the laws of Germany, which is wholly-owned by the Company.

          1.7 "Notes" shall have meaning set forth in the recitals to this Agreement.

          1.8 "Material Adverse Effect" means a material adverse effect on the
     (i) condition (financial or otherwise), business, assets, prospects or results of operations of the Company; (ii) ability of the Company to perform any of its material obligations under the terms of the Agreements; or (iii) rights and remedies of a Purchaser under the terms of the Agreements.

          1.9 "MFN Transaction" means a transaction in which the Company issues or sells any securities to an investor (the "New Investor") in a capital raising transaction or series of related transactions (the "New Offering") which grants to the New Investor the right to receive additional securities based upon future capital raising transactions of the Company on terms more favorable than those granted to the New Investor in the New Offering.

          1.10 "Mortgage" means the Mortgage, in the form attached hereto as Exhibits D, granting a mortgage in the property referred to therein in favor of the Purchasers by the German Subsidiary, securing the Company's obligations under the Notes

          1.11 "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

          1.12 "Principal Market" means the principal securities exchange or market upon which the ADRs representing the Common Stock are traded.

          1.13 "SEC" means the U.S. Securities and Exchange Commission.

          1.14 "SEC Filings" means the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2001 and all other reports filed by the Company via EDGAR pursuant to the 1934 Act since December 31, 2001, if any.

          1.15 "Securities" means the Notes, Underlying Shares, Warrants and Warrant Shares.

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          1.16 "Subsidiary Guaranty" means the Subsidiary Guaranty, in the form attached hereto as Exhibits E, executed by the German Subsidiary in favor of the Purchasers, guarantying the Company's obligations under the Notes.

          1.17 "Underlying Shares" means the shares of Common Stock, including the ADRs representing such shares, issued or issuable upon conversion of, as payment for interest or prepayment of principal under, or otherwise pursuant to or in exchange for, the Notes.

          1.18 "Variable Rate Transaction" means a transaction in which the Company issues or sells, or agrees to issue or sell (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock or ADRs either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock or ADRs at any time after the initial issuance of such debt or equity securities, (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or ADRs (but excluding standard stock split anti-dilution provisions), or (z) under a warrant exercisable for a number of shares based upon and/or varying with the trading prices of or quotations for the Common Stock or ADRs at any time after the initial issuance of such warrant, or (b) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for sale or resale pursuant to the 1933 Act (which for the purpose of this definition shall include a sale of the Company's securities "off the shelf" in a registered offering, whether or not such offering is underwritten).

          1.19 "Warrants" shall have meaning set forth in the recitals to this Agreement.

          1.20 "Warrant Shares" means the shares of Common Stock, including the ADRs representing such shares, issuable upon exercise of or otherwise pursuant to or in exchange for the Warrants.

          1.21 "1933 Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          1.22 "1934 Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     2. Purchase and Sale of the Notes and Warrants. Subject to the terms and conditions of this Agreement, each of the Purchasers hereby severally, and not jointly, agrees to purchase, and the Company hereby agrees to sell and issue to each of the Purchasers, the principal amount of Notes and Warrants to purchase the number of shares of Common Stock set forth on such Purchaser's signature page attached hereto and as indicated herein. Each Purchaser's aggregate purchase price (the "Purchase Price") for the Notes and Warrants to be purchased hereunder is set forth on such Purchaser's signature page attached hereto. The principal amount under each of the Notes shall be divided into two (2) tranches, designated "Tranche A" and "Tranche B", as provided in the Notes. The principal amount of Notes in each tranche for each Purchaser is set forth on such Purchaser's signature page attached hereto.

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     3. Closing.

          3.1 Closing Procedure. The Company shall promptly deliver to Purchasers' counsel, in trust, Notes and Warrants, registered in the names of the Purchasers as indicated on the signature pages to this Agreement, representing all of the Notes and all of the Warrants, with instructions that such Notes and Warrants are to be held in escrow for release to the Purchasers only upon payment of the Purchase Price to the Company and confirmation of receipt by the Company or its counsel. Upon receipt by counsel to the Purchasers of the Notes and Warrants and the execution and/or delivery of such other documents contemplated hereby to be executed and/or delivered on or prior to the Closing, each Purchaser shall promptly cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in an amount representing the Purchase Price for such Purchaser, provided however, that The Tail Wind Fund Ltd. ("Tail Wind") may, at its option, pay a portion of its Purchase Price by surrendering to the Company that certain 7.5% Convertible Debenture Due December 17, 2002 in the original principal amount of $1 million which was issued to Tail Wind on or about December 17, 1999 (the "Debenture"). If Tail Wind elects to so pay a portion of the Purchase Price by surrendering the Debenture, then (a) the aggregate amount of principal and accrued interest outstanding under the Debenture as of the Closing Date shall be applied toward payment of the Purchase Price hereunder, with the remainder payable in cash, and (b) the principal amount under the Note issued to Tail Wind shall be divided into two separate tranches as provided in the form of Note. As of November 29, 2002 the aggregate amount of principal and accrued interest outstanding under the Debenture is or will be equal to $1,031,042. On the date the Company or its counsel receives such funds and, if applicable, the surrendered Debenture, the Notes and the Warrants shall be released to the Purchasers (and such date shall be deemed the "Closing Date").

          3.2 Closing Date Deliveries and Subsequent Delivery of the Mortgage.

               (a)  On the Closing Date, the Company shall deliver to the
                    Purchasers:

                    (i)  Notes in the form attached as Exhibit A;

                    (ii) Warrants in the form attached as Exhibit B;

                    (iii) The executed Registration Rights Agreement in the form attached as Exhibit C;

                    (iv) The executed Subsidiary Guaranty in the form attached as Exhibit E executed by the German Subsidiary;

                    (v) The opinions of counsel referred to in Section 7.4 below;

                    (vi) An officer's certificate from each of the Company and the German Subsidiary, in form and substance reasonably satisfactory to the Purchasers and the Purchasers' counsel, executed by an officer of the Company and the German Subsidiary, respectively, certifying as to satisfaction of applicable closing conditions, incumbency of signing officers, the true, correct and complete nature of the corporate charter and by-laws, good standing and authorizing resolutions of the Company and the German Subsidiary;

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                    (vii) An acknowledgment and consent letter from Investec
                         Bank (UK) Limited (Irish Branch) in a form reasonably satisfactory to the Purchasers; and

                    (viii) A proxy/power of attorney, in a form reasonably
                         satisfactory to the Purchasers, executed by the German Subsidiary in favor of the Collateral Agent with respect to the transfer of record ownership of the Lien Property (as defined in the Mortgage) to the German Subsidiary and the subsequent execution, delivery, notarization and filing of the Mortgage.

               (b)  On the Closing Date, each Purchaser shall deliver to the
                    Company:

                    (i) The Purchase Price set forth on the Purchaser's signature page hereto; and

                    (ii) The executed Registration Rights Agreement.

               (c) The Company shall use its best efforts to cause the German Subsidiary to execute the Mortgage in the form attached hereto as Exhibit D and have it notarized and submitted to the German land registry (Grundbuch) for filing on or prior to the date which is 90 days following the Closing Date.

     4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers that:

          4.1 Organization, Good Standing and Qualification. The Company is a corporation duly incorporated and validly existing, solvent and free to trade, under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not be reasonably likely to result in a Material Adverse Effect. All of the Company's subsidiaries are listed by name and jurisdiction on Schedule 4.1 attached hereto. All subsidiaries are wholly-owned by the Company except as otherwise indicated on Schedule 4.1. The German Subsidiary is a wholly-owned subsidiary of the Company and owns all the Lien Property (as defined in the Mortgage). The Company has beneficial and record ownership of all the capital stock of the German Subsidiary, all such shares are validly issued, fully paid, non-assessable and free and clear of all liens, claims, encumbrances and restrictions, and no other entity or person has, or will have so long as any Notes are outstanding, any interest in any capital stock of the German Subsidiary.

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          4.2 Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Agreements, (ii) authorization of the performance of all obligations of the Company hereunder and thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally. The Company is currently solvent, not subject to any Bankruptcy Event (as defined in the Notes), and is able to pay its debts as they become due.

          4.3 Capitalization. Set forth on Schedule 4.3 hereto is (a) the authorized capital stock of the Company on the date hereof; (b) the number of shares of capital stock issued and outstanding on the date hereof; (c) the number of shares of capital stock issuable pursuant to the Company's stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Notes and the Warrants) exercisable for, or convertible into or exchangeable for any shares of capital stock. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.3, no Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as set forth on
     Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, and except as contemplated by this Agreement or set forth on Schedule 4.3, the Company is not currently in negotiations for the issuance of any equity securities of any kind. Except as set forth on
     Schedule 4.3, the Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the securityholders of the Company relating to the securities of the Company held by them. Except as set forth on Schedule 4.3, the Company has not granted any Person the right to require the Company to register any securities (including ADRs) of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

          4.4 Valid Issuance. As of the Closing, the Company has reserved a sufficient number of shares of Common Stock for the issuance upon conversion of, as payment for interest on or repayment of principal of, and otherwise pursuant to, the Notes, and upon exercise of or otherwise pursuant to the Warrants. The Notes, Warrants, Underlying Shares and Warrant Shares are duly authorized, and such Securities, when issued in accordance herewith and, in respect of the Underlying Shares and Warrant Shares pursuant to the terms of the Notes and Warrants, respectively, will be validly issued, fully paid, non-assessable and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws. The number of shares to be reserved hereunder shall be determined without regard to any restrictions on beneficial ownership contained in the Agreements.

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          4.5 Consents. The execution, delivery and performance by the Company of the Agreements and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official, other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the requirements of the Nasdaq Stock Market, which the Company undertakes to file within the applicable time periods.

          4.6 Delivery of SEC Filings; Business. The SEC Filings represent all filings required of the Company pursuant to the 1934 Act since December 31, 2001. The SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description of the business of the Company in all material respects. The Company has not provided to any Purchaser (i) any information required to be filed under the 1934 Act that has not been so filed or (ii) any nonpublic information. The Company has furnished the Purchasers with copies of all SEC Filings which are not currently available via EDGAR.

          4.7 Use of Proceeds. The proceeds of the sale of the Securities hereunder shall be used by the Company for working capital and general corporate purposes.

          4.8 No Material Adverse Change. Since December 31, 2001, except as disclosed and described in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2001, there has not been:

               (a) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company's Form 20-F for the fiscal year ended December 31, 2001, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect;

               (b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

               (c) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company or any of its subsidiaries;

               (d) any waiver by the Company of a material right or of a material debt owed to it;

               (e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

               (f) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

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               (g) any material labor difficulties or labor union organizing activities with respect to employees of the Company;

               (h) any transaction entered into by the Company or the German Subsidiary other than in the ordinary course of business; or

               (i) any other event or condition of any character that may have a Material Adverse Effect.

          4.9 Registration Statements; Material Contracts.

               (a) During the preceding two years, each registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (b) Except as set forth on Schedule 4.3 hereto, there are no agreements or instruments currently in force and effect that constitute a warrant, option, convertible security or other right, agreement or arrangement of any character under which the Company is or may be obligated to issue any equity security of any kind, or to transfer any equity security of any kind.

          4.10 Form S-3 Eligibility. Subject to the filing of the Form 6-K containing the financial statements for the six month period ending June 30, 2002, the Company is eligible to register the resale of its Common Stock, represented ADRs, on a registration statement on Form F-3 under the 1933 Act.

          4.11 No Conflict, Breach, Violation or Default; Compliance with Law. The execution, delivery and performance of the Agreements by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company's Memorandum and Articles of Association (including any certificates of designation or resolutions with respect to preferred stock), both as in effect on the date hereof (copies of which have been provided to the Purchasers before the date hereof), or
     (ii) except where it would not have a Material Adverse Effect, (A) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, or (B) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject. Except where it would not have a Material Adverse Effect, the Company (i) is not in violation of any statute, rule or regulation applicable to the Company or its assets, (ii) is not in violation of any judgment, order or decree applicable to the Company or its assets, and (iii) is not in breach or violation of any agreement, note or instrument to which it or its assets are a party or are bound or subject. The Company has not received notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete

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          4.12 Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state, local or foreign taxing authority except such as which are not material. All material taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or threatened against the Company or any of its respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity. The Company shall pay all stamp duties and other taxes arising as a result of the transactions contemplated hereby. The Purchasers will not be liable for any transfer or land charges as a result of any of the transactions contemplated hereby and the other Agreements, including without limitation the filing of the Mortgage.

          4.13 Title to Properties and Securities. Except as disclosed in the SEC Filings, the Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them. The German Subsidiary owns all the Lien Property (as defined in the Mortgage) free and clear of all liens, claims, encumbrances and defects except those that would not individually or in the aggregate materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof.

          4.14 Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect.

          4.15 No Labor Disputes. No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent.

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          4.16 Intellectual Property. The Company owns or possesses adequate rights or licenses to the inventions, know-how, patents, patent rights, copyrights, trademarks, trade names, licenses, approvals, governmental authorizations, trade secrets confidential information and other intellectual property rights (collectively, "Intellectual Property Rights"), free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, necessary to conduct the business now operated by it, or presently employed by it, and presently contemplated to be operated by it, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights except as disclosed in the SEC Filings. Except as set forth on Schedule 4.16 hereto, none of the Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within three years from the date of this Agreement, except where such expirations or termination would not result, either individually or in the aggregate, in a Material Adverse Effect. To the knowledge of the Company, the Company's patents and other Intellectual Property Rights and the present activities of the Company do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third party where such infringement may cause a Material Adverse Effect on the Company, and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company regarding its Intellectual Property Rights, and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has no knowledge of the material infringement of its Intellectual Property Rights by third parties and has no reason to believe that any of its Intellectual Property Rights is unenforceable, and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties.

          4.17 Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim.

          4.18 Litigation. Except as disclosed in the SEC Filings and except as set forth on Schedule 4.18 attached hereto, there are no pending actions, suits or proceedings against or affecting the Company or any of its properties that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect or would materially and adversely affect the ability of the Company to perform its obligations under the Agreements, or which are otherwise material in the context of the sale of the Securities; and to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated.

          4.19 Financial Statements. The financial statements included in each SEC Filing present fairly and accurately in all material respects the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, the Company has no liabilities, contingent or otherwise, except those which individually or in the aggregate are not material to the financial condition or operating results of the Company. There has been no change in accounting policy by the Company since the fiscal year immediately preceding the year for which the most recent Form 20-F was filed.

          4.20 Insurance Coverage. The Company maintains in full force and effect insurance coverage that the Company reasonably believes to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

          4.21 Compliance with Nasdaq Continued Listing Requirements. The Company is in compliance with all applicable Nasdaq Small-Cap Market continued listing requirements. There are no proceedings pending or to the Company's knowledge threatened against the Company relating to the continued listing of the Company's ADRs representing the Common Stock on the Nasdaq Small-Cap Market and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the delisting such ADRs from the Nasdaq Small-Cap Market.

          4.22 Acknowledgment of Dilution. The number of shares of Common Stock issuable pursuant to the Notes and Warrants may increase. The Company's executive officers and directors have studied and fully understand the nature of the transactions being contemplated hereunder and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded in its good faith business judgment that such issuance is in the best interests of the Company. The Company acknowledges that its obligations to issue shares of Common Stock pursuant to this Agreement (and the terms of the Notes and Warrants) are binding on it and enforceable regardless of the dilution that such issuance may have on the ownership interest of the other stockholders of the Company.

          4.23 Brokers and Finders. The Purchasers shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this agreement or the transactions contemplated by this Agreement by reason of any agreement of or action taken by the Company. Upon Closing, the Company shall pay to any finder in connection with the transactions contemplated hereby any finder's fee(s) owing to such finder pursuant to a separate agreement or arrangement.

          4.24 No General Solicitation; No Public Offering. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities. The transactions contemplated hereby do not and will not constitute a public offering of any shares or debentures, including without limitation the issuance of the shares underlying the Notes and Warrants, in accordance with Section 61 of the Companies Act, 1963, of Ireland.

          4.25 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the 1933 Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act, or would require the integration of this offering with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of the Nasdaq Stock Market.

          4.26 Disclosures. No representation or warranty made by the Company under any section hereof and no information furnished by the Company to the Purchasers or any authorized representative of the Purchasers, pursuant to the Agreements or in connection therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which the statements were made, not misleading.

     5. Representations and Warranties of the Purchaser. Each of the Purchasers hereby severally, and not jointly, represents and warrants to the Company as to itself only that:

          5.1 Organization and Existence. The Purchaser is a validly existing corporation, partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

          5.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement have been duly authorized and this Agreement and the Registration Rights Agreement will each constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, elating to or affecting creditors' rights generally.

          5.3 Purchase Entirely for Own Account. The Securities to be received by the Purchaser hereunder will be acquired for the Purchaser's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of securities laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of securities laws. The Purchaser is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

          5.4 Investment Experience. The Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the purchase contemplated hereby.

          5.5 Disclosure of Information. The Purchaser has had an opportunity to receive documents related to the Company and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser shall modify, amend or affect the Purchaser's right to rely on the Company's representations and warranties contained in this Agreement or made pursuant to this Agreement.

          5.6 Restricted Securities. The Purchaser understands that the Securities are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws, applicable state laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

          5.7 Legends. It is understood that, until registration for resale pursuant to the Registration Rights Agreement or until sales under Rule 144 are permitted, certificates evidencing the Securities may bear one or all of the following legends or legends substantially similar thereto:

               (a) "The shares represented by this certificate may not be transferred without (i) the opinion of counsel reasonably satisfactory to the corporation (if reasonably requested) that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws; or (ii) such registration or qualification."

               (b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

          Upon registration for resale pursuant to the Registration Rights Agreement or upon Rule 144(k) under the 1933 Act becoming available, the Company shall promptly cause certificates or ADRs evidencing the Underlying Shares and Warrant Shares previously issued to be replaced with ADRs which do not bear such restrictive legends, and all Underlying Shares and Warrant Shares subsequently issued shall not bear such restrictive legends. In the event that the Company does not issue new, unlegended ADRs in replacement of any legended certificates as required under this Section 5.7 within 10 business days of a request to do so, or if any subsequently issued Underlying Shares and Warrant Shares are issued with restrictive legends when unlegended ADRs are required under this Section 5.7, the Company shall be liable to the Purchaser (or subsequent holder thereof) for damages in an amount of $500 cash for each such day beyond the replacement date (or issuance date, in the case of newly converted Notes or newly exercised Warrants) that such unlegended ADRs are not issued and delivered to the Purchaser or subsequent holder.

          5.8 Accredited Investor. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

          5.9 No General Solicitation. The Purchaser did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

     6. Closing Documents. The parties acknowledge and agree that part of the inducement for the Purchasers to enter into this Agreement is the Company's execution and delivery of the Registration Rights Agreement and the execution and delivery of the Subsidiary Guarantee and the Mortgage by the German Subsidiary. The parties acknowledge and agree that on or prior to the Closing, the Registration Rights Agreement, Subsidiary Guarantee and the Mortgage will be duly executed and delivered by the parties thereto.

     7. Covenants and Agreements of the Company.

          7.1 19.9% Cap; Rule 144.

               (a) 19.9% Cap. In the event that at any time the Company would be obligated to issue an amount of shares upon conversion of, or in payment of interest or repayment of principal on, the Notes, or upon exercise of the Warrants, which, when aggregated with all shares of Common Stock issued to the Purchasers hereunder (including under the Notes and Warrants), would exceed 8,136,169 shares, the Company shall not be obligated to issue any such shares of Common Stock to the extent such shares are in excess of such maximum permissible amount ("Maximum Common Stock Issuance"). The Company represents that the Maximum Common Stock Issuance is equal to 19.9% of the number of shares Common Stock currently outstanding. Each holder of Notes shall be entitled to receive the number of Underlying Shares, together with its Warrant Shares under the Warrant held by it, equal to such holder's pro rata share of the Maximum Common Stock Issuance (based upon its aggregate Purchase Price under the Purchase Agreement). Once a holder has received its total pro rata share upon conversion of its Notes and exercise of its Warrants, and if the Company shall not have complied with its obligations to obtain the stockholder approval described below by the date set forth below, it shall have the right to compel the Company to redeem its remaining Notes and Warrants as set forth below. If a holder has converted and exercised all of its Notes and Warrants, but has not depleted the total number of pro rata shares of the Maximum Common Stock Issuance allocated to it hereunder, its remaining pro rata shares shall be reallocated amongst the other holders still holding Notes and Warrants on a pro rata basis. If at any point in time and from time to time (each a "Trigger Date") the number of Common Shares issued pursuant to conversion of the Notes and exercise of the Warrants, together with the number of Common Shares that would then be issuable by the Company upon conversion of all the Notes and exercise of all the Warrants then outstanding, would exceed the Maximum Common Stock Issuance but for this Section, then the Company shall, at the Company's election, either (A) promptly call a shareholders meeting to obtain shareholder approval for the issuance of Common Shares hereunder in excess of the Maximum Common Stock Issuance, which such shareholder approval shall be obtained within 60 days of the Trigger Date, or (B) purchase from the holders of Notes and Warrants on a pro rata basis such Principal Amount of Notes and number of Warrants which cannot be converted or exercised due to such Maximum Common Stock Issuance limitation at a redemption price equal to (x) for the Notes, 100% of such Principal Amount, and (y) for the Warrants, such number of shares underlying the Warrant multiplied by the positive difference, if any, of the closing sale price of one ADR on the Principal Market on the trading day immediately preceding the Trigger Date or redemption date, whichever is greater, minus the exercise price under the Warrants. Such redemption price shall be paid within five (5) trading days after a Trigger Date if this clause (B) is elected. The Company shall make such election with three (3) days following the Trigger Date by giving written notice to all holders of Notes and Warrants. If the Company fails to timely make such election, or elects clause (A) but then fails to obtain such shareholder approval within 60 days following the Trigger Date, then the Company shall purchase such Notes and Warrants which cannot be converted or exercised within five (5) trading days following any such failure. Only shares of Common Stock acquired pursuant to this Agreement (including Underlying Shares and Warrant Shares) will be included in determining whether the limitation contained herein would be exceeded for purposes of this Section 7.1(a).

               (b) Rule 144. The Company agrees that, for purposes of determining the holding period under Rule 144 of the 1933 Act for Underlying Shares issued upon conversion of, or in payment of interest or repayment of principal on, the Notes, the holding period of such Underlying Shares shall be tacked to the holding period of the Notes. The Company agrees to make publicly available on a timely basis the information necessary to enable Rule 144 under the 1933 Act to be available for resale

          7.2 Limitation on Transactions.

               (a) So long as any of the Notes remain outstanding, without the prior written consent of the Purchasers still holding Notes and the holders of a majority-in-interest of Notes (which consent may be withheld in such holders' discretion), the Company shall not issue or sell or agree to issue or sell any securities in a Variable Rate Transaction or MFN Transaction.

               (b) So long as any Notes remain outstanding, the Company shall not, and shall cause the German Subsidiary not to, directly or indirectly, create, incur, assume or permit or suffer to exist any lien, mortgage, security interest or encumbrance (other than statutory liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof) upon any of the Lien Property (as defined in the Mortgage), except for those created by the Mortgage, and shall not, and shall cause the German Subsidiary not to, directly or indirectly sell, transfer or lease any of the Lien Property or sell, transfer or grant any participation interest in any capital stock of the German Subsidiary.

          7.3 Right of the Purchasers to Participate in Future Transactions. During the term of the Notes, the Purchasers will have a right to participate in any sales of any of the Company's securities in a non-public capital raising transaction on the terms and conditions set forth in this
     Section 7.3. During such period, the Company shall give ten (10) business days advance written notice to the Purchasers prior to any non-public offer or sale of any of the Company's equity securities or any securities convertible into or exchangeable or exercisable for such securities in a capital raising transaction by providing to the Purchasers a comprehensive term sheet containing all significant business terms of such a proposed transaction. The Purchasers shall have the right (pro rata in accordance with the Purchasers' participation in this offering) to participate in such transaction by purchasing in such transaction an amount of the identical securities issued in such transaction equal to up to 33.33% of the amount purchased by such other investors (i.e., up to 25% of the aggregate amount of such securities issued to the Purchasers and such other investors together) for the same consideration and on the same terms and conditions as such third-party sale. If, subsequent to the Company giving notice to the Purchasers hereunder but prior to the Purchasers exercising its rights hereunder, the terms and conditions of the third-party sale are changed from that disclosed in the comprehensive term sheet provided to the Purchasers, the Company shall be required to provide a new notice to the Purchasers hereunder and the Purchasers shall have the right to exercise their rights to purchase the identical securities in such transaction on such changed terms and conditions as provided hereunder. The rights and obligations of this Section 7.3 shall in no way diminish the other rights of the Purchasers pursuant to this Section 7. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Purchaser pursuant to any capital raising transaction as described in this Section 7.3 shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Purchaser (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the Purchaser's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned by the Purchaser's "affiliates" (as defined in Rule 144 of the 1933 Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the 1934 Act, exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock. The Company's obligation to issue securities under this Section 7.3 which would exceed such limits referred to in this Section shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

          7.4 Opinions of Counsel. On or prior to the Closing Date, the Company will deliver to the Purchasers the opinions of legal counsel to the Company substantially in the form and substance attached hereto as Exhibit F.

          7.5 Reservation of Common Stock issuable upon Conversion of Notes and Exercise of Warrants. The Company hereby agrees at all times to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the full conversion of Notes (including payment and repayment of interest and principal thereon) and the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the full conversion of Notes (including payment and repayment of interest and principal thereon) and to permit the full exercise of the Warrants in accordance with the terms of the Warrants. All calculations pursuant to this paragraph shall be made without regard to restrictions on beneficial ownership.

          7.6 Reports. For so long as the Purchasers beneficially own the Notes or Warrants, the Company will furnish to the Purchasers the following reports, each of which shall be provided to the Purchasers by air mail or reputable international courier (within one week of filing with the SEC, in the case of SEC filings), to the extent not filed on and immediately available via EDGAR:

               (a) Quarterly/Periodic Reports. Within one (1) business day following any filing of same with the SEC or other public disclosure, any quarterly reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual.

               (b) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, the Company's Form 20-F or, in the absence of a Form 20-F, consolidated balance sheets of the Company as at the end of such fiscal year and the related consolidated statements of earnings, stockholders' equity and cash flows for such year, all in reasonable detail and accompanied by the report on such consolidated financial statements of an independent certified public accountant selected by the Company and reasonably satisfactory to the Purchasers.

               (c) Securities Filings. As promptly as practicable and in any event within five days after the same are issued or filed, copies of
          (i) all notices, proxy statements, financial statements, reports and documents as the Company shall send or make available generally to its stockholders or to financial analysts, and (ii) all periodic and special reports, documents and registration statements (other than on Form F-8) which the Company furnishes or files, or any officer or director of the Company (in such person's capacity as such) furnishes or files with the SEC.

               (d) Other Information. Such other information relating to the Company as from time to time may reasonably be requested by any Purchaser provided the Company produces such information in its ordinary course of business, and further provided that the Company, solely in its own discretion, determines that such information is not confidential in nature and disclosure to the Purchaser would not be harmful to the Company.

          7.7 Press Releases. Any press release or other publicity concerning this Agreement or the transactions contemplated by this Agreement shall be submitted to the Purchasers for comment at least two (2) business days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of the NASDAQ Stock Market or a national securities exchange. The Company shall issue a press release concerning the fact and material terms of this Agreement within one business day of the Closing.

          7.8 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Purchasers under the Agreements.

          7.9 Insurance. For so long as any Purchaser beneficially owns any of the Securities, the Company shall have in full force and effect (a) insurance reasonably believed by the Company to be adequate on all assets and activities, covering property damage and loss of income by fire or other casualty, and (b) insurance reasonably believed to be adequate protection against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company to insure.

          7.10 Compliance with Laws. So long as the Purchasers beneficially own any Securities, the Company will use reasonable efforts to comply with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except to the extent non-compliance (in one instance or in the aggregate) would not have a Material Adverse Effect.

          7.11 Listing of Underlying Shares and Related Matters. The Company hereby agrees, promptly following the Closing of the transactions contemplated by this Agreement, to take such action to cause the ADRs constituting Underlying Shares and the Warrant Shares to be quoted on the Nasdaq Small-Cap Market as promptly as possible but no later than the effective date of the registration contemplated by the Registration Rights Agreement. The Company further agrees that if the Company applies to have its Common Stock or other securities, represented by ADRs or otherwise, traded on any other principal stock exchange or market, it will include in such application the Underlying Shares and Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed. For so long as any Notes remain outstanding, the Company will take all action necessary to continue the listing and trading of its ADRs on the Nasdaq Small-Cap Market or on the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange (collectively, "Approved Markets"), and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such exchange or market, as applicable, to ensure the continued eligibility for trading of the ADRs constituting the Underlying Shares and the Warrant Shares thereon.

          7.12 Corporate Existence. So long as any Notes or Warrants remain outstanding, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction (a) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith, regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to fulfill its obligations hereunder and effect the conversion (including payment on) and exercise in full of all Notes and Warrants outstanding as of the date of such transaction; (b) has no legal, contractual or other restrictions on its ability to perform the obligations of the Company hereunder and under the agreements and instruments entered into in connection herewith; and
     (c)(i) is a publicly traded corporation whose common stock and the shares of capital stock issuable upon conversion and exercise of the Notes and Warrants are (or would be upon issuance thereof) listed for trading on an Approved Market or (ii) if not such a publicly traded corporation, then the buyer agrees that it will, at the election of the Purchasers, purchase such Purchasers' Securities at a price equal to the greater of (A) 120% of the Purchase Price of such Securities or (B) the fair market value of such Securities on an as-converted and as-exercised basis based on the closing price immediately preceding such transaction or the redemption date, whichever is greater.

          7.13 Facilities. The Company agrees that so long as any Notes remain outstanding, it will, or will cause the German Subsidiary to, continue to use and occupy substantially all the premises constituting the Lien Property and continue to operate out of such facility.

     8. Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement.

     9. Miscellaneous.

          9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto which consent may not be unreasonably withheld or delayed, except that without the prior written consent of the Company, but after notice duly given, a Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an affiliate or to any purchaser of Securities from such Purchaser. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement or the other Agreements.

          9.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile.

          9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by
     (i) personal delivery, (ii) telex or telecopier, upon receipt of confirmation of complete transmittal, or (iii) an internationally recognized overnight air courier, addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days' advance written notice to the other party:

                           If to the Company:

                           Trinity Biotech plc
                           Bray Business Park
                           Bray Co. Wicklow, Ireland
                           Fax:  011-353-1-276-9883
                           Attention:  CEO

                           with a copy to:

                           Carter, Ledyard & Milburn
                           2 Wall Street
                           New York, New York 10005
                           Fax:  (212) 732-3232
                           Attn:  Alan Bernstein, Esq.

                           If to the Purchasers, to the addresses set forth on the signature pages hereto.

          9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay to Tail Wind Advisory and Management Ltd. a non-refundable sum equal to $40,000 as and for legal and due diligence expenses incurred in connection herewith, $10,000 of which has been previously paid and the remaining portion of which will be paid upon execution hereof. The Company shall pay all fees and expenses of any placement agents or finders in connection with the transactions contemplated by this Agreement pursuant to a separate agreement between such parties.

          9.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and 75% in interest of the Purchasers, provided, however, that any such amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

          9.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          9.8 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Registration Rights Agreement, the Mortgage, the Subsidiary Guaranty, the Notes and the Warrants and other documents contemplated hereby constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

          9.9 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

          9.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

          9.11 Remedies.

               (a) The Purchasers shall be entitled to specific performance of the Company's obligations under the Agreements.

               (b) The Company shall indemnify and hold harmless the Purchasers from any losses, damages, liabilities, costs, expenses or fees (including reasonable attorneys' fees and expenses) arising out of any breach of any representation, warranty, covenant or agreement in any of the Agreements, or arising out of the enforcement of this Section 9.11.

          9.12 Jurisdiction. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement or the other Agreements shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York, except for actions or proceedings arising directly or indirectly from or in connection with the Mortgage, which may be litigated in the applicable court(s) in Germany. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth in this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. The Company hereby waives any right to a jury trial in connection with any litigation pursuant to this Agreement or the other Agreements.

          9.13 Like Treatment of Purchasers and Holders. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption, conversion or exercise of the Securities, or otherwise, to any Purchaser or holder of Securities, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Agreements, unless such consideration is required to be paid to all Purchasers or holders of Securities bound by such consent, waiver or amendment. The Company shall not, directly or indirectly, redeem any Securities unless such offer of redemption is made pro rata to all Purchasers or holders of Securities, as the case may be, on identical terms.

          9.14 Actions of Purchasers. Notwithstanding anything herein to the contrary, the actions and obligations of the Purchasers hereunder shall at all times be considered several and not joint, and the Purchasers are not, under any circumstances, agreeing to act jointly with respect to the Securities or any of their actions or obligations under the Agreements, and shall not constitute a "group" under the 1934 Act.

          9.15 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Agreements, wherever the Purchasers exercise a right, election, demand or option under any of the Agreements and the Company does not timely perform its related obligations within the periods therein provided, then the Purchasers may rescind or withdraw, in their sole discretion from time to time upon written notice to the Company, any such notice, demand or election in whole or in part without prejudice to its future actions and rights.

          9.16 Obligations Absolute. The Company's obligations under the Agreements are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction.

          9.17 Collateral Agent. The Purchasers hereby appoint The Tail Wind Fund Ltd. as "Collateral Agent" under the Guaranty and Mortgage. The Collateral Agent may be removed, and a successor Collateral Agent may be appointed, by a majority-in-interest of holders of the Notes, and any Collateral Agent may resign from such position upon thirty days prior notice to the Company and the holders of Notes. If a successor Collateral Agent does not take such position within 30 days after the retiring Collateral Agent resigns or is removed, the retiring Collateral Agent or a majority-in-interest of the holders of the Notes may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. The Collateral Agent will act or refrain from acting based on the direction of a majority-in-interest of holders of the Notes, and may take any action or refrain from taking any action as provided in the Mortgage as it shall determine in its reasonable judgment and discretion. With respect to any monies or property held by, or expended by, the Collateral Agent on behalf of the holders of the Notes, such amounts shall be allocated pro rata based on the principal amount of Notes outstanding. The Collateral Agent shall be reimbursed by the holders of Notes for all reasonable expenses incurred in connection with acting as Collateral Agent under the Mortgage (provided that this shall in no way affect any liability of the Company under the Mortgage). The Collateral Agent may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. No implied covenants or obligations shall be read into this Agreement or the Mortgage against Collateral Agent. Except for Collateral Agent's own willful misconduct, bad faith or gross negligence, the Collateral Agent (i) may rely and/or act upon any written instrument, document or request believed by the Collateral Agent in good faith to be genuine and to be executed and delivered by the proper person(s), and may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information contained therein, and (ii) shall not be responsible for the acts or omissions of the other parties hereto or holders of Notes. In consideration of its acceptance of the appointment as the Collateral Agent, each of the Purchasers (and any subsequent holder of the Notes) jointly and severally agree to indemnify the Collateral Agent against, and hold the Collateral Agent harmless from, all costs, damages, expenses (including reasonable attorney's fees and disbursements) and liabilities that the Collateral Agent may incur or sustain in connection with serving as Collateral Agent under the Mortgage, unless such costs, damages, expenses and liabilities are caused by the Collateral Agent's own willful misconduct, bad faith or gross negligence.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:                                         TRINITY BIOTECH PLC



                                                     By: /s/ Maurice Hickey
                                                         ------------------
                                                     Name: Maurice Hickey
                                                     Title: CFO

                                                     The Purchasers:

                                                     THE TAIL WIND FUND LTD.
                                                     By:  TAIL WIND ADVISORY AND
                                                          MANAGEMENT LTD., as
                                                          investment manager


                                                           By: /s/ David Crook
                                                               ---------------
                                                           Name:  David Crook
                                                           Title: CEO



Aggregate Purchase Price:             $3,000,000

Principal Amount of Notes:
         Tranche A:                   $2,000,000
         Tranche B:                   $1,000,000

No. of Warrants:                      40,000


Resident:                             BVI

Address for Notices:                  The Tail Wind Fund Ltd.
                                      c/o Tail Wind Advisory and Management Ltd.
                                      Attn:  David Crook
                                      1st Floor, No. 1 Regent Street
                                      London, SW1Y 4NS UK
                                      Telephone:  44-207-468-7660
                                      Facsimile:  44-207-468-7657

                                      with a copy to:

                                      Peter J. Weisman, P.C.
                                      110 East 59th Street, 18th Floor
                                      New York, NY  10022
                                      Telephone:  212-418-4972
                                      Facsimile:  212-317-8855

                                      SOLOMON STRATEGIC HOLDINGS, INC.


                                      By: /s/ Andrew P. MacKellar
                                          -----------------------
                                      Name: Andrew P. MacKellar
                                      Title: Director



Aggregate Purchase Price:             $500,000

Principal Amount of Notes:
         Tranche A:                    $500,000
         Tranche B:                    $0

No. of Warrants:                       10,000


Resident:                              BVI

Address for Notices:                   Solomon Strategic Holdings, Inc.
                                       c/o Andrew P. MacKellar (Director)
                                       Greenlands
                                       The Red Gap
                                       Castletown
                                       IM9 1HB
                                       British Isles
                                       Telephone:  44-171-468-7660
                                       Facsimile:   +011 (44) 1624 824191

                                       with a copy to:

                                       Peter J. Weisman, P.C.
                                       110 East 59th Street, 18th Floor
                                       New York, NY  10022
                                       Telephone:  212-418-4972
                                       Facsimile:  212-317-8855